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                                                                 Exhibit 10.28.1
                                   AGREEMENT
                                   ---------


          PHILIP S. SCHEIN, M.D. (hereafter "Dr. Schein"), and U.S. BIOSCIENCE, INC. (hereafter "U.S. Bioscience") desire and agree to enter into this agreement as of March 10, 1998, pursuant to the following terms and conditions. In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:

          1. Dr. Schein hereby resigns as Chairman and Chief Executive Officer ("CEO") of U.S. Bioscience and from all other capacities including, but not limited to, his membership on the Board of Directors of U.S. Bioscience and as a Trustee of the U.S. Bioscience, Inc. Savings Plan and the U..S. Bioscience, Inc. Money Purchase Pension Plan, and terminates his employment effective March 10, 1998, and accepts a position as a consultant as specified herein.

          2. For and in consideration of the undertakings of Dr. Schein as set forth herein, U.S. Bioscience shall retain Dr. Schein as a consultant for a two year period commencing March 10, 1998 and continuing through March 10, 2000 ("Term"), and provide Dr. Schein the following compensation and benefits:
               (a) Consulting fees to be paid as salary during the Term of $15,496.27 per bi-weekly pay period, less normal withholding and payroll taxes and any other deductions as may be authorized by Dr. Schein, to be paid on a bi-weekly pay schedule.
               (b) Company-paid medical benefits (including health, dental and prescription drug), less dependent cost on the same basis as is provided to senior
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     executives and other employees of U.S. Bioscience throughout the Term, or until other substantially equivalent employer-provided medical insurance is available, whichever occurs first, subject to Dr. Schein's right to continue such coverage under COBRA. In the event that Dr. Schein obtains other employment and medical coverage, he will promptly advise U.S. Bioscience and health care coverage pursuant to this subsection 2(b) shall cease.
               (c) Group life insurance benefit during the Term, on the same basis as is provided to senior executives and other employees of U.S. Bioscience. It is agreed and understood that as of March 10, 1998, Dr. Schein will no longer be entitled to participate in U.S. Bioscience's benefit plans for (i) Supplemental Long Term Disability, (ii) Supplemental Life Insurance, (iii) SERP, (iv) 401(k), and (v) Money Purchase Pension Plan; provided that Dr. Schein shall continue to be entitled to all benefits available or accrued under such plans through March 10, 1998.
               (d) The right to continue to vest non-statutory stock options during the Term and the right during the Term and for a period of three months following the Term to a cashless exercise of such vested options.
               (e) The rights to indemnification and advancement of expenses presently provided pursuant to U.S. Bioscience's certificate of incorporation and bylaws, or such greater rights as subsequently may be adopted by amendment thereto, in respect of service as an officer and/or director of U.S. Bioscience. In addition, U.S. Bioscience shall, to the fullest extent not prohibited by law,

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     indemnify Dr. Schein for all actions and services provided by him within the scope of his duties as a consultant.

          3. Separate and apart from the foregoing, U.S. Bioscience shall pay Dr. Schein $19,732.00, which represents unused accrued vacation hours, accrued through March 10, 1998, less normal withholding and payroll taxes. After March 10, 1998, Dr. Schein shall not accrue additional vacation benefits.

          4. It is expressly agreed and understood that U.S. Bioscience does not have and will not have any obligation to provide Dr. Schein at any time in the future with any payments, benefits or considerations other than those recited herein.

          5. (a) In consideration for the payments, benefits and agreements of U.S. Bioscience contained herein, Dr. Schein releases and discharges U.S. Bioscience and its past, present and future officers, directors, attorneys, employees, agents, successors and assigns, jointly and severally, from any and all actions, charges, causes of action or claims of any kind, known or unknown, which against any of them, he, his heirs, agents, successors or assigns ever had, now have or hereafter may have arising out of any matter, occurrence or event existing or occurring prior to the execution hereof, including, without limitation: any claims relating to or arising out of his employment with U.S. Bioscience, including but not limited to, any claims for unpaid or withheld wages, benefits, bonuses and/or other compensation of any kind, including accrued sick pay and vacation; any claims for attorneys' fees, costs or expenses; any claims of discrimination based on sex, age, race, religion, color, creed, handicap, citizenship, national origin or any other factor prohibited by Federal, State or Local law, including but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act,

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the Pennsylvania Human Relations Act, the Americans With Disabilities Act,
and the Employee Retirement Income Security Act of 1974, as amended; and any and all common law claims whatsoever, whether existing or hereinafter recognized, including but not limited to, breach of contract, libel, slander, fraud, promissory estoppel, breach of covenant of good faith and fair dealing, equitable estoppel, misrepresentation or wrongful discharge. Excluded from this Release are only: claims which arise subsequent to the execution of this Agreement; actions to enforce vested rights under any option agreement, 401(k) or retirement plan; and actions to enforce this Agreement and/or the Executive Severance Agreement as described and amended in Section 27, below.
               (b) U.S. Bioscience, intending to be legally bound, does hereby release and discharge Dr. Schein from any and all manner of actions and causes of action, suits, debts, claims and demands arising from conduct or actions undertaken by him in good faith within the scope of his employment and authority as Chairman and Chief Executive Officer of U.S. Bioscience.

          6. Dr. Schein shall make himself available to U.S. Bioscience for up to 500 hours of consulting services during the Term with respect to matters mutually agreed upon in good faith. Such matters may include, but shall not be limited to (a) preparing and presenting regulatory applications for U.S. Bioscience products, (b) speaking on behalf of U.S. Bioscience or its products,
(c) assisting in addressing clinical or preclinical questions, (d) assisting in preparing position papers, (e) contacting potential investigators on behalf of U.S. Bioscience and assisting in study design, and (f) assisting U.S. Bioscience in assigning, obtaining, maintaining, and enforcing all proprietary rights relating to inventions he conceived or reduced to practice during

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his employment with U.S. Bioscience that relate to any of U.S. Bioscience's products, services or activities of which he is aware. U.S. Bioscience will make reasonable efforts to provide Dr. Schein with advance notice when requesting his services and he will make reasonable efforts to adapt his schedule to comply with U.S. Bioscience's reasonable requests. Upon the request of Dr. Schein, in connection with any U.S. Bioscience request for consulting services hereunder, U.S. Bioscience shall advise Dr. Schein if in the reasonable judgment of U. S. Bioscience a disclosure of material non-public information will be required in order to render the requested consulting services. In the event Dr. Schein chooses to provide such services, U.S. Bioscience shall identify the information disclosed to Dr. Schein which U.S. Bioscience considers to be material non-public information. Such consulting services may be performed by telephone and/or by written communication and may require Dr. Schein's presence at U.S. Bioscience's facilities or his travel outside of the greater Philadelphia area. U.S. Bioscience shall advance to Dr. Schein or reimburse promptly all costs and expenses related to such consulting services, including but not limited to, secretarial support services, literature searches, slide preparation, conference registration, travel and accommodations, and other reasonable expenses appropriate to Dr. Schein's representation of U.S. Bioscience at conferences and professional meetings. It is understood that such expenses shall be subject to approval in advance by U.S. Bioscience.

          7. Dr. Schein will not disclose to any other person or company, or use for his own personal benefit, except as may be necessary in the performance of his duties as a consultant for U.S. Bioscience, any confidential or proprietary information disclosed to him or of which he becomes aware by reason of his employment or consulting association with U.S. Bioscience. Such confidential and/or proprietary information shall include all data and information relating to

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the business of U.S. Bioscience, whether or not it constitutes a trade secret, which is or has been disclosed to Dr. Schein or of which Dr. Schein has become aware or shall become aware as a consequence of his employment or consulting relationship with U.S. Bioscience and which has value to U.S. Bioscience, including, but not limited to, information relating to scientific and research work of U.S. Bioscience, clinical, pharmacological and toxicological data, regulatory filings, products, methods, processes, licenses, projects, developments, formulas, and the financial or business affairs of U.S. Bioscience regarding existing or potential business ventures and/or relationships, employees or employees' compensation, projections, plans, development, accounting and marketing studies or analyses and all information, improvements, invention proposals and patent applications which have been conceived or reduced to practice including, but not limited to, those conceived by Dr. Schein during the Term of his employment by U.S. Bioscience or while performing consulting services during the term of this Agreement excepting only such information which shall have become a part of the public domain.

          8. Without prior written consent of U.S. Bioscience, while Dr. Schein is engaged by U.S. Bioscience as a consultant and continuing through the period ending one (1) year after the conclusion of the Term, Dr. Schein will not solicit or divert, either directly or indirectly, on his own behalf or in the service of or on behalf of any other, or attempt to solicit or divert or appropriate any business opportunity related to the pharmaceutical business of which Dr. Schein became aware while an employee of U.S. Bioscience or may become aware in the course of his service as a consultant to U.S. Bioscience during the Term of this Agreement.

          9. Without prior written consent of U.S. Bioscience, during the Term, Dr. Schein will not solicit, induce or assist anyone else in soliciting or inducing any current employee

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of U.S. Bioscience to terminate his/her employment with U.S.Bioscience to accept employment with Dr. Schein or in any business with which he is associated.

          10. (a) During the Term, Dr. Schein will not engage in or render any services to or be employed by any Competing Business (as defined below).
          (b) Dr. Schein agrees that he will not engage in or render any services to or be employed by any business or enterprise that makes, uses, sells or seeks regulatory approval for generic substitutes for any of the company's products that as of the date of this Agreement are approved by the United States Food and Drug Administration i.e. amifostine, trimetrexate glucuronate and altretamine.

          11. Dr. Schein acknowledges and agrees that the type and periods of restrictions imposed in this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of U.S. Bioscience, rather than to prevent Dr. Schein from earning a livelihood. Dr. Schein recognizes that U.S. Bioscience competes on a worldwide basis and that the access to confidential information that Dr. Schein had make it necessary for U.S. Bioscience to restrict Dr. Schein's post-employment activities in the limited market in which U.S. Bioscience competes and in which Dr. Schein's access to confidential information and other proprietary information could be used to the detriment of U.S. Bioscience.

          12. Dr. Schein acknowledges and agrees that if he should breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to U.S. Bioscience, and that damage arising out of such a breach may be difficult to ascertain. Dr. Schein therefore agrees that, in addition to all other remedies provided at law or at equity, U.S. Bioscience may petition and obtain from a court of law or equity all necessary temporary,

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preliminary and permanent injunctive relief to prevent a breach by Dr. Schein of any covenant contained in this Agreement. Dr. Schein agrees further, that if it is determined by a court that he has breached the terms of this Agreement, U.S. Bioscience shall be entitled to recover from him all costs and attorneys' fees incurred as a result of its attempt to redress such a breach or to enforce its rights and protect its legitimate interests.

          13. The term "Competing Business" shall mean those businesses whose products compete directly with U.S. Bioscience Products. U.S. Bioscience Products means all products in which U.S. Bioscience has rights including, without limitation, proprietary or commercial rights.

          14. All documents, notes and other materials of any nature relating to any confidential or proprietary information of U.S. Bioscience that are or have been generated by Dr. Schein or come into his possession shall be owned exclusively by U.S. Bioscience. Dr. Schein will not take any original of the foregoing and will return the same to U.S. Bioscience upon request. In addition to the foregoing, Dr. Schein will not publish any confidential or proprietary information of U.S. Bioscience without the prior written consent of U.S. Bioscience.

          15. In any action brought by either party for enforcement of the rights given by this Agreement, the prevailing party shall be entitled to payment by the other of all reasonable attorneys' fees and costs incurred due to or resulting from the action.

          16. In the event of Dr. Schein's death prior to the receipt of all amounts to which he is entitled hereunder, such amounts (including, without limitation, all amounts due pursuant to Section 2 hereof) shall be paid to Dr. Schein's spouse, or such other beneficiary as Dr. Schein may name by written notice to U.S. Bioscience.

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          17.  Neither party shall engage in any communications that disparage or interfere with the other party's existing or prospective business relationships.

          18. This Agreement embodies the complete understanding and agreement between U.S. Bioscience and Dr. Schein and supersedes any and all other prior agreements between them, oral or written, express or implied, except for the Executive Severance Agreement described below and the option agreements previously issued to Dr. Schein and paragraphs 7 and 8 of Dr. Schein's Employment Agreement dated March 1, 1993.

          19. This Agreement shall be governed by the law of the Commonwealth of Pennsylvania and any suit against U.S. Bioscience or Dr. Schein claiming a breach hereof shall be maintained in a state or federal court in Pennsylvania.

          20. Nothing in this Agreement is to be construed as an admission or concession of liability or wrongdoing by either U.S. Bioscience or Dr. Schein.

          21. Dr. Schein recognizes and acknowledges that the obligation of U.S. Bioscience to provide the consideration recited herein is expressly contingent upon his fulfillment and satisfaction of the obligations set forth herein and recognizes that if he should fail to comply fully with any of the provisions set forth herein, U.S. Bioscience may seek any appropriate remedy including the recovery of damages, including any amounts paid pursuant to this Agreement for such breach of the Agreement. Notwithstanding the foregoing, any failure by Dr. Schein to accept any particular consulting assignments on the basis that such consulting assignments would require disclosure to Dr. Schein of material non-public information shall not constitute a breach of this Agreement. Notwithstanding the foregoing, any failure or inability of U.S. Bioscience in

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whole or in part to utilize Dr. Schein's consulting services pursuant to Section
6 hereof shall not constitute a failure on the part of Dr. Schein to comply with his obligations hereunder.

          22. It is agreed and understood that Dr. Schein will make himself available and cooperate in any reasonable manner during the Term and thereafter to provide assistance to U.S. Bioscience as may be reasonably requested with due notice for the purpose of concluding any matters that may arise in the future relating to Dr. Schein's term of employment or consultant services with U.S. Bioscience. It is understood that such cooperation and assistance shall be requested and rendered on a basis not to interfere with any subsequent employment or enterprise engaged in by Dr. Schein. It is agreed that, in the event that Dr. Schein is requested to provide assistance during the period in which he is receiving payments from U.S. Bioscience pursuant to paragraph 2, he shall be reimbursed for reasonable out-of-pocket expenses incurred in providing such assistance. In the event that such assistance is provided after the cessation of the payments specified in paragraph 2, Dr. Schein shall be reimbursed for reasonable out-of-pocket expenses and shall be compensated at a rate of $450 per hour for time spent in providing such assistance.

          23.  Dr. Schein agrees and represents that:
               (a) He has read carefully all of the terms of this Agreement;
               (b) He has been encouraged to review this Agreement with an attorney;
               (c) He understands the meaning and effect of the terms of this Agreement;
               (d) He has been advised that he has at least twenty-one (21) days to determine whether he wishes to enter into this Agreement;

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               (e) He understands that he has seven (7) days from the date of execution of this Agreement to revoke his execution thereof;
               (f) The entry into and execution of this Agreement is of his own free will and a voluntary act without compulsion of any kind; and
               (g) No promise or inducement not expressed herein has been made to him.

          24. U.S. Bioscience hereby represents to Dr. Schein that it has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder, and that this Agreement has been duly authorized, executed and delivered by U.S. Bioscience and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

          25. If any part or term of this Agreement is subsequently determined by any court of competent jurisdiction to be unenforceable or illegal, such determination shall not affect the enforceability, legality or binding nature of any other term or provision of this Agreement.

          26. The parties to this Agreement are parties to an Executive Severance Agreement dated October 14, 1991 (the "Executive Severance Agreement"). Dr. Schein agrees that in the event he becomes eligible to receive compensation under the Executive Severance Agreement, such compensation shall be reduced by an amount equal to the amount paid to Dr. Schein under this Agreement. The Executive Severance Agreement shall cease to be applicable to Dr. Schein in accordance with paragraph 2(b) of the Executive Severance Agreement.

          27. Upon the written request of Dr. Schein, U.S. Bioscience agrees to extend for one additional year, the Term of this Agreement as set forth in this paragraph 27. Such

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approval shall not be unreasonably withheld. During any such extension, U.S.
Bioscience shall not be required to make any payments or provide any benefits or considerations to Dr. Schein except as set forth expressly in this paragraph 27. As consideration for such extension, Dr. Schein agrees to make himself available to U.S. Bioscience for up to 50 hours of consulting services with respect to mutually agreeable matters. During the term of such one year extension and for three months thereafter, Dr. Schein shall have the right to continue to vest non-statutory stock options and the right to a cashless exercise of such vested options.

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          IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date first written above.

/s/ Philip S. Schein
------------------------------
Philip S. Schein, M.D.
residing at 605 Old Gulph Road
Bryn Mawr, PA 19010

U.S. BIOSCIENCE, INC.


/s/ Robert I. Kriebel
------------------------------
Robert I. Kriebel
Executive Vice President,
     Chief Financial Officer and Treasurer

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